UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 28, 2010

NOVATEL WIRELESS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31659	86-0824673
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9645 Scranton Road

San Diego, CA 92121

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (858) 812-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2010, the Compensation Committee recommended and the Board of Directors of Novatel Wireless, Inc. (the “Company”) approved severance agreements with Kenneth G. Leddon, the Company’s Senior Vice President and Chief Financial Officer, and Robert M. Hadley, the Company’s Chief Marketing Officer. The agreements provide that if, during the two years following a Change in Control (as defined) of the Company, the executive’s employment is terminated without cause or the executive terminates his employment under circumstances defined as good reason in the agreements, the executive is entitled to receive a severance payment equal to three times the sum of (1) his annual base salary in effect immediately before his employment termination or immediately before the Change in Control, whichever is greater, and (2) his then-current-year target incentive pay. The agreements also provide for a continuation of welfare benefits for two years following such employment termination and outplacement services of up to $25,000. In addition, for two years following a termination requiring the payments and benefits described above, the executive is restricted from engaging in competitive activities or soliciting Company employees. The severance agreements do not provide for any additional payments by the Company for excise or other taxes. Each of the severance agreements expires on December 31, 2011. Thereafter, unless the Company or the executive has notified the other by the preceding January 1 that the Company or the executive, as appropriate, does not wish the agreement to be extended, the agreement will be automatically extended on the following January 1 for one additional year.

The foregoing summary of the agreements is qualified in its entirety by reference to the full text of the form of severance agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Severance Agreement between Novatel Wireless, Inc. and each of Kenneth G. Leddon and Robert M. Hadley.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVATEL WIRELESS, INC.

By:	/S/ CATHERINE F. RATCLIFFE
Catherine F. Ratcliffe Senior Vice President, Business Affairs, General Counsel and Secretary

Date: August 2, 2010